Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
February 14, 2007	Bo Piela	Sally Curley
	(617) 768-6579	(617) 768-6140

Genzyme Reports Financial Results for Fourth Quarter of 2006 and Full Year

Company Provides Confident Outlook for 2007

CAMBRIDGE, Mass.—Genzyme Corporation (Nasdaq: GENZ) today announced fourth-quarter and full-year financial results for 2006. The company also offered a confident outlook for the coming year, during which it expects to generate strong revenue and earnings growth, expand the availability of its products in existing and new markets, report data from approximately ten pivotal studies, and continue to make significant investments in research and manufacturing.

“Last year was a productive year in which we delivered strong results and set the stage for continued future growth,” said Henri A. Termeer, chairman and chief executive officer of Genzyme Corp. “We sustained a non-GAAP earnings growth rate of approximately 20 percent, launched a very exciting new product in Myozyme® , and advanced many promising late-stage development programs that will become highly visible during the course of this year. Our cash flow remained particularly strong. This allowed us to absorb an acquisition that brought us an important new product candidate in Mozobil™, and to continue making substantial investments in manufacturing facilities, while still increasing our cash position.”

Fourth-quarter revenue increased 17 percent to a record $854.2 million, up from $728.7 million in the same period a year earlier. For the year, revenue grew 17 percent to $3.2 billion from $2.7 billion in the previous year. Genzyme’s top line has increased at a compound annual rate of 27 percent since 2000, highlighting both the strength and the sustainability of the company’s growth. This year, Genzyme expects revenue to increase to $3.6-$3.8 billion.

In the fourth quarter, Genzyme recorded a charge related to its November 2006 acquisition of AnorMED Inc.  This charge led to a GAAP net loss of $268.2 million, or $1.02 per diluted share, compared to net income of $106.6 million, or $0.39 per diluted share, in the same quarter a year ago. On a non-GAAP basis, Genzyme’s fourth-quarter net income grew 29 percent to $209.0 million, compared with $162.7 million in the fourth quarter last year. Non-GAAP earnings per diluted share grew 28 percent to $0.77, compared with $0.60 in last year’s fourth quarter.

GAAP figures for the quarter include the following pre-tax items: (1) a charge of $552.9 million to write off in-process research and development acquired from AnorMED; (2) an amortization expense of $53.2 million; (3) a stock-compensation expense of $48.4 million; and (4) a charge of $7.9 million for the settlement of a case before the Competition Appeal Tribunal relating to Genzyme’s homecare business in the United Kingdom.

For the year, Genzyme reported a GAAP net loss of $16.8 million, or $0.06 per diluted share, reflecting the AnorMED charge. This compares with 2005 net income of $441.5 million, or $1.65 per diluted share. On a non-GAAP basis, net income increased 23 percent to $742.7 million, compared with $603.2 million in 2005. Non-GAAP earnings increased 21 percent to $2.77 per diluted share, compared with $2.28 per diluted share in 2005.

For 2007, Genzyme anticipates GAAP earnings of $1.90-$2.00 per diluted share. Last month, the company provided non-GAAP EPS guidance of $3.10-$3.20 per diluted share excluding the impact of the AnorMED acquisition. Genzyme is raising this guidance by $0.10 to $3.20-$3.30 per diluted share based on the strength of the fourth quarter.

Genzyme expects the impact of the AnorMED transaction, including increased operating expenses and decreased interest income, to reduce earnings by $0.15 per diluted share. Therefore, the company’s revised 2007 non-GAAP earnings guidance is $3.05-$3.15 per diluted share. This estimate excludes an anticipated amortization expense of $0.49 per diluted share, an anticipated stock-compensation expense of $0.58 per diluted share, and the expected $0.08 per diluted share impact of contingent convertible debt.

For the first quarter of 2007, Genzyme expects non-GAAP earnings per diluted share in the low $0.70s.

Product Sales

Genzyme today also provided 2007 revenue guidance for its major products and businesses:

•       Sales of Myozyme® (alglucosidase alfa) are expected to increase to $155-$180 million this year. The product was launched in Europe and the United States during the second quarter of 2006, and sales last year were $59 million. Myozyme is the first treatment ever developed for Pompe disease, a progressive, debilitating and often fatal neuromuscular disorder. The product has been rapidly adopted by physicians and consistently supported by reimbursement authorities, and Genzyme is optimistic about the product’s long-term growth potential. This year, the company expects to launch Myozyme in Japan, Brazil and a number of additional markets.

•       Sales of Fabrazyme® (agalsidase beta) are expected to reach $415-$425 million this year, compared with $359 million in 2006. Fabrazyme’s growth is being driven by the number of patients beginning treatment and by clinical studies that distinguish the product in the market. Results from the Phase 4 trial of Fabrazyme were published in December in Annals of Internal Medicine. The trial showed that Fabrazyme reduced the risk of major clinical events that cause death and disability in Fabry disease. It is the only major outcomes study to be conducted involving Fabry patients.

•       Sales of Cerezyme® (imiglucerase for injection) are expected to reach $1.060-$1.075 billion this year, compared with $1.0 billion in 2006. A research study published in the January issue of the Journal of Bone and Mineral Research demonstrated that long-term use of Cerezyme significantly improved bone mineral density in patients with Type 1 Gaucher disease. Cerezyme is the standard of care for patients with Type 1 Gaucher disease.  Patients with Gaucher disease are at increased risk for developing bone complications.

•       Sales of Renagel® (sevelamer hydrochloride), a phosphate binder for patients with end-stage renal disease on hemodialysis, are expected to reach $580-$590 million this year, compared with $515 million in 2006. The product’s growth is being driven by a number of factors, including the communication of data highlighting the clinical and economic benefits of the product. Results from the RIND study published last month in Kidney International showed that patients using Renagel experienced a significantly lower rate of death compared with patients using calcium-based phosphate binders. At the American Society of Nephrology meeting in November, investigators presented three-year hospitalization and health economic data from the DCOR study showing that patients using Renagel experienced lower rates of hospitalization, fewer days in the hospital, and reduced overall health care expenditures compared to patients treated with calcium-based phosphate binders.

•       Sales of Synvisc® (hylan G-F 20) are expected to reach $250-$265 million this year, compared with $234 million in 2006. Synvisc is a market-leading viscosupplement used to treat pain associated with osteoarthritis of the knee. The product’s near-term growth will be driven by its clinical advantages over competing products and by the expanding global market for viscosupplementation products.

•       Total revenue for the Diagnostics/Genetics business is expected to reach $385-$405 million this year, compared with $356 million in 2006.

Gross Margin

Genzyme’s non-GAAP gross margin is expected to be approximately 77-78 percent of revenue this year, consistent with the gross margin for 2006.

Expenses

Non-GAAP selling, general and administrative expenses are expected to be $1.020-$1.040 billion this year and remain relatively consistent as a percentage of revenue with SG&A expenses in 2006. SG&A spending reflects the full-year impact of the introduction of Myozyme in Europe and the United States and the expected launch of the product in additional major markets; the planned expansion of sales and marketing support for Synvisc; and the continued growth of Genzyme’s international commercial infrastructure.

Non-GAAP research and development spending is expected to increase to approximately $640-$650 million this year, compared with $565 million in 2006. Genzyme is conducting more late-stage trials now than at any point in its history. Over the next year and a half, Genzyme expects to initiate, conduct or complete 20 pivotal trials for new products or new indications, which will expand and further diversify the company’s portfolio and contribute to its long-term growth.

Tax Rate

Genzyme’s non-GAAP net tax rate this year is expected to be approximately 32 percent.  The GAAP tax rate is expected to be 31 percent.

Capital Expenditures

Capital expenditures are expected to total approximately $325-$375 million this year. Genzyme continues to make a significant investment in manufacturing capacity to support the growth of existing products and to prepare for the launch of products in late-stage development. The company is also completing the construction of two new laboratory buildings to expand its research and development capacity.

Pipeline Outlook

Genzyme expects to make significant progress this year within its late-stage clinical pipeline:

Genetic Diseases

•       Results from the ongoing post-marketing study of Myozyme involving patients with late-onset Pompe disease are expected later this year and will be submitted to regulatory authorities in 2008. The 90-patient trial is intended to provide further support for Myozyme’s use.

•       Enrollment is continuing in an international, multi-center phase 2 clinical trial evaluating the safety and efficacy of the small molecule GENZ-112638 for the treatment of Gaucher disease. The trial will help determine the potential of this compound as an alternative or adjunct to enzyme replacement therapy.

•       Enrollment has begun in a Phase 1 clinical trial of a potential enzyme replacement therapy for the treatment of ASM-deficient Niemann Pick disease.

Kidney Disease

•       Genzyme has submitted a New Drug Application to the FDA for sevelamer carbonate tablets—a next-generation version of Renagel. Genzyme expects to launch the product commercially in 2008 under the trade name Renvela™. Following the anticipated approval of Renvela for the control of serum phosphorus in patients with chronic kidney disease on dialysis, Genzyme plans to submit a supplemental NDA seeking marketing approval for the product’s use in treating hyperphosphatemic patients with chronic kidney disease who are not on dialysis. The company also intends to seek approval for a powder form of Renvela to be taken once per day, which may provide patients with a more convenient formulation and dosing schedule that could help improve compliance.

Orthopaedics

•       Genzyme plans in the first half of this year to request an amendment to the Synvisc product label in the United States and Europe to include a single-injection regimen. This change has the potential to significantly expand the market for the product. In December, Genzyme reported preliminary results from a study showing that patients who received Synvisc through a single-injection regimen achieved a statistically significant improvement in pain from osteoarthritis of the knee over 26 weeks compared with those using placebo. Currently Synvisc is delivered through three injections given at one-week intervals.

•       Results from the pivotal trial of Hylastan™, a next-generation viscosupplement, are expected this year, and Genzyme anticipates filing for U.S. and European approval of the product later this year. Hylastan is also designed to be administered using a single-injection regimen.

Immune and Infectious Diseases

•       Results from the phase 3 trial of tolevamer are expected to be available during the second half of this year. Pending a positive outcome, the first commercial approval is anticipated in 2008. Tolevamer is a novel polymer therapy that could be the first non-antibiotic treatment for Clostridium difficile-associated disease, a widespread and growing global problem primarily affecting patients in hospitals and nursing homes. The prevalence and impact of Clostridium difficile are becoming increasingly more visible as public health officials and others look for new ways to manage this disease.

•       Genzyme expects to initiate two phase 3 studies of alemtuzumab (Campath) for the treatment of relapsing-remitting multiple sclerosis in 2007, the first in previously untreated patients and the second in patients who have progressed on other therapies. The company is currently developing protocols for each of these studies to submit to the FDA for review and expects to initiate the study in previously untreated patients during the first half of this year.

Transplant

•       Results from two pivotal clinical trials of Mozobil (plerixafor) are expected mid-year. The first study involves patients with multiple myeloma, and the second involves patients with non-Hodgkin’s lymphoma. Mozobil is an experimental product in late-stage clinical development that is designed to improve the outcome of stem cell transplantation in patients with blood cancers. Genzyme obtained this promising new product candidate through its acquisition of AnorMED.

Cancer

•       Genzyme is working to broaden the indications for its drugs Campath® (alemtuzumab) and Clolar® (clofarabine injection) to benefit larger patient populations. Genzyme and partner Bayer Schering Pharma AG expect to submit U.S. and European applications this year to expand Campath’s current label to include first-line treatment of B-cell chronic lymphocytic leukemia. Data from the CAM 307 trial presented at the annual American Society of Hematology meeting demonstrated that Campath significantly improved progression-free survival in comparison to chlorambucil in previously untreated B-CLL patients, with Campath reducing the risk of disease progression or death by 42 percent.  Campath received accelerated U.S. approval in 2001, and CAM307 was the primary post-approval commitment study designed to support full approval. Campath is currently indicated for the treatment of B-CLL in patients who have been treated with alkylating agents and who have failed fludarabine therapy.

•       Genzyme is seeking to expand Clolar’s indication to include adult patients with acute myelogenous leukemia (AML). The product is currently indicated for the treatment of pediatric patients with relapsed or refractory acute lymphoblastic leukemia after at least two prior regimens. In November, Genzyme began a trial examining the safety and effectiveness of Clolar in previously untreated, older adult patients with AML who are unlikely to benefit from standard induction therapy. This was the second pivotal clinical study of clofarabine in adult patients with AML to begin last year, and it is expected to provide substantial support for expanding the current product label, which Genzyme intends to pursue next year.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 9,000 employees in locations spanning the globe and 2006 revenues of $3.2 billion. Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements, including: estimates for earnings, revenues, gross margin, expenses, tax rate and capital expenditure levels for 2007; anticipated progress of clinical trials and regulatory filing and action estimates, including for tolevamer, alemtuzumab-MS, GENZ-112638, sevelamer carbonate, hylastan, Clolar in adult AML, CAM-307, and Mozobil in multiple myeloma and non-Hodgkin’s lymphoma; expected drivers of Genzyme’s future growth, as well as the growth drivers for certain products, including Synvisc, Renagel, Fabrazyme and Myozyme; expectations regarding launches of Myozyme in new territories; plans to seek a Synvisc label change and the timing thereof; an estimate of the number of clinical trials Genzyme plans to initiate, conduct or complete in 2007; and other statements regarding Genzyme’s future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to successfully complete preclinical and clinical development of its products and services; Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to maintain and obtain regulatory approvals for products and services, and the timing of receipt of such approvals; Genzyme’s ability to maintain and enforce intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q for the period ended September 30, 2006. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of February 14, 2007 and Genzyme undertakes no obligation to update or revise the statements.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures. Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends. In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes and measuring the company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures. A reconciliation of the non-GAAP to GAAP figures follows this press release.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Renagel®, Synvisc®, Campath® and Clolar® are registered trademarks and Mozobil™, Renvela™, Hylastan™ are trademarks of Genzyme Corporation or its subsidiaries. All rights reserved.

# # #

Conference Call Information

Genzyme Corporation will host a conference call today at 11:00 a.m. Eastern Time to discuss fourth-quarter and full-year 2006 financial results and financial guidance for 2007. If you would like to participate in the call, please dial 706-679-8722. This call will also be Webcast on the investor events section of www.genzyme.com. A replay of the Webcast and call will be available from 2:15 p.m. Eastern through midnight on February 28, 2007. For the replay, please dial 706-645-9291 and refer to reservation number 4245727.

Upcoming Events

Genzyme Corporation will host a conference call April 25 at 11:00 a.m. Eastern Time to discuss first-quarter financial results. To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-220-4870. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight on May 2, 2007.

# # #

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31		Year Ended December 31,
	2006	2005	2006	2005
Total revenues	$854,241	$728,691	$3,187,013	$2,734,842
Operating costs and expenses:
Cost of products and services sold(1)	198,712	188,601	735,671	632,652
Selling, general and administrative(1)	266,551	207,613	1,010,400	787,839
Research and development(1)	166,394	138,186	649,951	502,657
Amortization of intangibles	53,238	49,494	209,355	181,632
Purchase of in-process research and development(2)	552,900	7,000	552,900	29,200
Charge for impaired goodwill(3)	—	—	219,245	—
Total operating costs and expenses	1,237,795	590,894	3,377,522	2,133,980
Operating income (loss)	(383,554)	137,797	(190,509)	600,862
Other income (expenses):
Equity in income (loss) of equity method investments	5,075	1,346	15,705	151
Minority interest	2,677	2,731	10,418	11,952
Gain on investments in equity securities(4)	(1,807)	526	73,230	5,698
Other	(714)	(707)	(2,045)	(1,535)
Investment income	16,600	9,194	56,001	31,429
Interest expense	(3,233)	(4,615)	(15,478)	(19,638)
Total other income (expenses)	18,598	8,475	137,831	28,057
Income (loss) before income taxes(1)	(364,956)	146,272	(52,678)	628,919
(Provision for) benefit from income taxes(1)	96,722	(39,626)	35,881	(187,430)
Net income (loss)(1)	$(268,234)	$106,646	$(16,797)	$441,489
Net income (loss) per share:
Basic	$(1.02)	$0.41	$(0.06)	$1.73
Diluted(1,5)	$(1.02)	$0.39	$(0.06)	$1.65
Weighted average shares outstanding:
Basic	262,803	258,535	261,124	254,758
Diluted(1,5)	262,803	276,428	261,124	272,224

(1)          Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006. For the three months ended December 31, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(48,365)K, of which $(8,537)K were charged to cost of products and services sold, $(25,262)K were charged to selling, general and administrative expense and $(14,566)K were charged to research and development expense. In addition, we recorded $14,094K of related tax benefits. For the year ended December 31, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense totaling $(208,500)K, of which $(21,430)K were charged to cost of products and services sold, $(121,822)K were charged to selling, general and administrative expense and $(65,248)K were charged to research and development expense. In addition, we recorded $66,331K of related tax benefits. Diluted earnings per share and diluted weighted average shares outstanding for the three months ended and the year ended December 31, 2006 were computed in accordance with the provisions of FAS 123R.

(2)          Includes charges for the purchase of in-process research and development of $(552,900)K related to our acquisition of AnorMED, Inc. in November 2006, $(7,000)K related to our acquisition of gene therapy assets from Avigen, Inc. in December 2005, $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005 and $(9,500)K related to our acquisition of Verigen AG in February 2005.

(3)          Represents the write off of the goodwill related to our Genetics reporting unit. In accordance with FAS 142, “Goodwill and Other Intangible Assets,” we completed the annual impairment tests for our $1.3 billion of net goodwill in the third quarter of 2006 and determined that the fair value of the net assets of our Genetics reporting unit was lower than the carrying value, indicating potential impairment. Based on our analysis, we concluded that the goodwill assigned to our Genetics reporting unit is fully impaired.

(4)          For the year ended December 31, 2006, includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

(5)          Net loss per share on a diluted basis and weighted average shares—diluted for the three months and the year ended December 31, 2006 exclude: (i) the effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect of these securities would be anti-dilutive due to our net loss for each of those periods.

Net income per share on a diluted basis and weighted average shares—diluted for the three months and the year ended December 31, 2005 reflect the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8. As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690,000K in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive. In accordance with EITF 04-8, interest and debt fees related to the notes of $1,874K, net of tax, for the three months ended December 31, 2005, and $7,496K, net of tax, for the year ended December 31, 2005, have been added back to net income and 9,686K shares have been added to diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	December 31,	December 31,
	2006	2005
Cash and all marketable securities	$1,285,604	$1,089,102
Other current assets	1,370,095	1,179,093
Property, plant and equipment, net	1,610,593	1,320,813
Intangibles, net(1)	2,790,819	3,078,461
Other assets	126,735	211,396
Total assets	$7,183,846	$6,878,865
Current liabilities	$667,915	$550,023
Noncurrent liabilities	853,779	1,178,975
Stockholders’ equity	5,662,152	5,149,867
Total liabilities and stockholders’ equity	$7,183,846	$6,878,865

(1)          As of December 31, 2006, reflects a charge for impairment of goodwill of $(219,245)K recorded in the third quarter of 2006 to write off the goodwill related to our Genetics reporting unit.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Year to Date as of December 31, 2006

(Amounts in thousands, except per share data)

			Gain/(Loss)					Dilution
			on Investments					Due to
	NON-	OFT	in Equity	Settlement of	Impairment of		FAS 123R	Common Stock		Effect of	GAAP
	GAAP	Settlement	Securities	Tax Audits	Goodwill	Amortization	Expense	Equivalents	IPR&D	FIN 46	As Reported
Income Statement Classification:
Total revenues	$ 3,187,013										$ 3,187,013
Cost of products and services sold	$ (714,241)						$ (21,430)				$ (735,671)
Selling, general and administrative	$ (879,266)	$ (7,936)					$ (121,822)			$ (1,376)	$ (1,010,400)
Research and development	$ (565,375)						$ (65,248)			$ (19,328)	$ (649,951)
Amortization of intangibles	$ —					$ (209,355)					$ (209,355)
Purchase of in-process research and development	$ —								$ (552,900)		$ (552,900)
Charge for impaired goodwill	$ —				$ (219,245)						$ (219,245)
Equity in income (loss) of equity method investments	$ 5,357									$ 10,348	$ 15,705
Minority interest	$ 66									$ 10,352	$ 10,418
Gains (losses) on investments in equity securities	$ 6,764		$ 66,466								$ 73,230
Other	$ (2,045)										$ (2,045)
Investment income	$ 55,997									$ 4	$ 56,001
Interest Expense	$ (15,478)										$ (15,478)
Summary:
Income (loss) before income taxes	$ 1,078,792	$ (7,936)	$ 66,466	$ —	$ (219,245)	$ (209,355)	$ (208,500)	$ —	$ (552,900)	$ (0)	$ (52,678)
(Provision for) benefit from income taxes	$ (336,090)	2,920	(24,459)	31,748	69,823	77,043	66,331	—	148,565	0	35,881
Net income (loss) allocated to Genzyme Stock	$ 742,702	$ (5,016)	$ 42,007	$ 31,748	$ (149,422)	$ (132,312)	$ (142,169)	$ —	$ (404,335)	$ (0)	$ (16,797)
Net income (loss) per share of Genzyme Stock:
Basic	$ 2.84	(0.02)	$ 0.16	$ 0.12	$ (0.57)	$ (0.51)	$ (0.54)	$ —	$ (1.54)	$ —	$ (0.06)
Diluted(1,2)	$ 2.77	(0.02)	$ 0.15	$ 0.11	$ (0.54)	$ (0.48)	$ (0.52)	$ —	$ (1.54)	$ —	$ (0.06)
Weighted average shares outstanding:
Basic	261,124										261,124
Diluted(1,2,3)	268,016							6,892			261,124

(1)             GAAP As-Reported diluted net loss per share for the year ended December 31, 2006 excludes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of our 1.25% convertible notes because the effect would be anti-dilutive to our net loss for the period.

(2)             Non-GAAP basic and diluted earnings per share reflects the sum of the quarterly Non-GAAP diluted earnings per share activity for Q1-Q4 2006.

(3)             Common stock equivalents are included in the diluted earnings per share to the extent they are considered to be dilutive. Due to the significant IPR&D charge for AnorMED of $552,900K, Genzyme had a GAAP net loss for the year ended December 31, 2006 and therefore the common stock equivalents are excluded from GAAP earnings as they would be anti-dilutive. Conversely, on a Non-GAAP basis, Genzyme produced a net profit and, therefore, the common stock equivalents are included in the Non-GAAP diluted earnings per share as they would be dilutive. Non-GAAP diluted earnings per share excludes the potentially dilutive effect of our 1.25% convertible notes.

GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
For the Three Months Ended December 31, 2006
(Amounts in thousands, except per share data)

Dilution
		Due to					NON-GAAP
		Common Stock	OFT			FAS 123R	Before Effect	Effect of	GAAP
	NON-GAAP	Equivalents	Settlement	Amortization	IPR&D	Expense	of FIN 46	FIN 46	As Reported
Income Statement Classification:
Total revenues	$ 854,241						$ 854,241		$ 854,241
Cost of products and services sold	$ (190,175)					$ (8,537)	$ (198,712)		$ (198,712)
Selling, general and administrative	$ (233,001)		$ (7,936)			$ (25,262)	$ (266,199)	$ (352)	$ (266,551)
Research and development	$ (146,957)					$ (14,566)	$ (161,523)	$ (4,871)	$ (166,394)
Amortization of intangibles	$ —			$ (53,238)			$ (53,238)		$ (53,238)
Purchase of in-process research and development	$ —				$ (552,900)		$ (552,900)		$ (552,900)
Charge for impaired goodwill	$ —						$ —		$ —
Equity in income (loss) of equity method investments	$ 2,465						$ 2,465	$ 2,610	$ 5,075
Minority interest	$ 66						$ 66	$ 2,611	$ 2,677
Gains (losses) on investments in equity securities	$ (1,807)						$ (1,807)		$ (1,807)
Other	$ (714)						$ (714)		$ (714)
Investment income	$ 16,598						$ 16,598	$ 2	$ 16,600
Interest expense	$ (3,233)						$ (3,233)		$ (3,233)
Summary:
Income (loss) before income taxes	$ 297,483	$ —	$ (7,936)	$ (53,238)	$ (552,900)	$ (48,365)	$ (364,956)	$ —	$ (364,956)
(Provision for) benefit from income taxes	(88,449)	—	2,920	19,592	148,565	14,094	96,722	—	96,722
Net income (loss)	$ 209,034	$ —	$ (5,016)	$ (33,646)	$ (404,335)	$ (34,271)	$ (268,234)	$ —	$ (268,234)
Net income (loss) per share of Genzyme Stock:
Basic	$ 0.80	$ —	$ (0.02)	$ (0.13)	$ (1.54)	$ (0.13)	$ (1.02)	$ —	$ (1.02)
Diluted(1)	$ 0.77	$ 0.02	$ (0.02)	$ (0.13)	$ (1.54)	$ (0.13)	$ (1.02)	$ —	$ (1.02)
Weighted average shares outstanding:
Basic	262,803						262,803	—	262,803
Diluted(1,2)	269,732	6,929					262,803	—	262,803

(1)             GAAP As-Reported diluted net loss per share for the three months ended December 31, 2006 excludes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of our 1.25% convertible notes because the effect would be anti-dilutive to our net loss for the period.

(2)             Common stock equivalents are included in the diluted earnings per share to the extent they are considered to be dilutive. Due to the significant IPR&D charge for AnorMED of $552,900K, Genzyme had a GAAP net loss for the quarter and therefore the common stock equivalents are excluded from GAAP earnings as they would be anti-dilutive. Conversely, on a Non-GAAP basis, Genzyme produced a net profit and, therefore, the common stock equivalents are included in the Non-GAAP diluted earnings per share as they would be dilutive. Non-GAAP diluted earnings per share excludes the potentially dilutive effect of our 1.25% convertible notes.

GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
Quarter Ended September 30, 2006
(Amounts in thousands, except per share data)

	Non-	Dilution Due to Contingently Convertible Debt	Settlement of	Impairment of		FAS 123R	NON-GAAP Before Effect	Effect of	GAAP
	GAAP	(EITF 04-8)	Tax Audits	Goodwill	Amortization	Expense	of FIN 46	FIN 46	As Reported
Income Statement Classification:
Total revenues	$ 808,574						$ 808,574		$ 808,574
Cost of products and services sold	$ (179,013)					$ (5,663)	$ (184,676)		$ (184,676)
Selling, general and administrative	$ (214,944)					$ (24,421)	$ (239,365)	$ (335)	$ (239,700)
Research and development	$ (142,981)					$ (14,556)	$ (157,537)	$ (4,756)	$ (162,293)
Amortization of intangibles	$ —				$ (50,542)		$ (50,542)		$ (50,542)
Charge for impaired goodwill	$ —			$ (219,245)			$ (219,245)		$ (219,245)
Purchase of in-process research and development	$ —						$ —		$ —
Equity in income (loss) of equity method investments	$ 1,985						$ 1,985	$ 2,545	$ 4,530
Minority interest	$ —						$ —	$ 2,545	$ 2,545
Gains on sales of investments in equity securities	$ 128						$ 128		$ 128
Other	$ (873)						$ (873)		$ (873)
Investment income	$ 16,759						$ 16,759	$ 1	$ 16,760
Interest expense	$ (3,772)						$ (3,772)		$ (3,772)
Summary:
Income (loss) before income taxes	$ 285,863	$ —	$ —	$ (219,245)	$ (50,542)	$ (44,640)	$ (28,564)	$ —	$ (28,564)
Provision for income taxes	$ (89,952)	$ —	31,748	69,823	18,599	14,312	$ 44,530		44,530
Net income allocated to Genzyme Stock	$ 195,911	$ —	$ 31,748	$ (149,422)	$ (31,943)	$ (30,328)	$ 15,966	$ —	$ 15,966
Net income per share of Genzyme Stock:
Basic	$ 0.75	$ —	$ 0.12	$ (0.57)	$ (0.12)	$ (0.12)	$ 0.06	$ —	$ 0.06
Diluted(1)	$ 0.73	$ (0.02)	$ 0.11	$ (0.54)	$ (0.11)	$ (0.11)	$ 0.06	$ —	$ 0.06
Weighted average shares outstanding:
Basic	261,541						261,541	261,541	261,541
Diluted(1)	268,585	9,686					278,271	278,271	278,271

(1)             GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,874K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
Quarter Ended June 30, 2006
(Amounts in thousands, except per share data)

	NON-GAAP	Dilution Due to Contingently Convertible Debt (EITF 04-8)	Gain/(Loss) on Investments in Equity Securities	Amortization	FAS 123R Expense	NON-GAAP Before Effect of FIN 46	Effect of FIN 46	GAAP As Reported
Income Statement Classification:
Total revenues	$ 793,356					$ 793,356		$ 793,356
Cost of products and services sold	$ (180,406)				$ (4,927)	$ (185,333)		$ (185,333)
Selling, general and administrative	$ (220,395)				$ (52,692)	$ (273,087)	$ (393)	$ (273,480)
Research and development	$ (138,565)				$ (25,269)	$ (163,834)	$ (5,107)	$ (168,941)
Amortization of intangibles	$ —			$ (52,883)		$ (52,883)		$ (52,883)
Equity in loss of equity method investments	$ 1,105					$ 1,105	$ 2,749	$ 3,854
Minority interest	$ —					$ —	$ 2,750	$ 2,750
Gains on investments in equity securities	$ 501		$ 66,466			$ 66,967		$ 66,967
Other	$ (319)					$ (319)		$ (319)
Investment income	$ 12,562					$ 12,562	$ 1	$ 12,563
Interest expense	$ (4,035)					$ (4,035)		$ (4,035)
Summary:
Income (loss) before income taxes	$ 263,804	$ —	$ 66,466	$ (52,883)	$ (82,888)	$ 194,499	$ (0)	$ 194,499
Provision for income taxes	$ (82,581)	—	(24,459)	19,461	27,577	(60,002)	—	(60,002)
Net income allocated to Genzyme Stock	$ 181,223	$ —	$ 42,007	$ (33,422)	$ (55,311)	$ 134,497	$ (0)	$ 134,497
Net income per share of Genzyme Stock:
Basic	$ 0.70	$ —	$ 0.16	$ (0.13)	$ (0.21)	$ 0.52	$ —	$ 0.52
Diluted (1)	$ 0.68	$ (0.02)	$ 0.15	$ (0.12)	$ (0.20)	$ 0.49	$ —	$ 0.49
Weighted average shares outstanding:
Basic	260,444					260,444	—	260,444
Diluted (1)	266,626					276,312	—	276,312

(1)           GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,874K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
Quarter Ended March 31, 2006
(Amounts in thousands, except per share data)

	NON-GAAP	Dilution Due to Contingently Convertible Debt (EITF 04-8)	Amortization	FAS 123R Expense	NON-GAAP Before Effect of FIN 46	Effect of FIN 46	GAAP As Reported
Income Statement Classification:
Total revenues	$ 730,842				$ 730,842		$ 730,842
Cost of products and services sold	$ (164,647)			$ (2,303)	$ (166,950)		$ (166,950)
Selling, general and administrative	$ (210,926)			$ (19,447)	$ (230,373)	$ (296)	$ (230,669)
Research and development	$ (136,872)			$ (10,857)	$ (147,729)	$ (4,594)	$ (152,323)
Amortization of intangibles	$ —		$ (52,692)		$ (52,692)		$ (52,692)
Purchase of in-process research and development	$ —				$ —		$ —
Equity in loss of equity method investments	$ (198)				$ (198)	$ 2,444	$ 2,246
Minority interest	$ —				$ —	$ 2,446	$ 2,446
Gains on investments in equity securities	$ 7,942				$ 7,942		$ 7,942
Other	$ (139)				$ (139)	$ —	$ (139)
Investment income	$ 10,078				$ 10,078	$ —	$ 10,078
Interest expense	$ (4,438)				$ (4,438)		$ (4,438)
Summary:
Income (loss) before income taxes	$ 231,642	$ —	$ (52,692)	$ (32,607)	$ 146,343	$ —	$ 146,343
Provision for income taxes	(75,108)	—	19,391	10,348	(45,369)	—	(45,369)
Net income allocated to Genzyme Stock	$ 156,534	$ —	$ (33,301)	$ (22,259)	$ 100,974	$ —	$ 100,974
Net income per share of Genzyme Stock:
Basic	$ 0.60	$ —	$ (0.13)	$ (0.09)	$ 0.39	$ —	$ 0.39
Diluted (1)	$ 0.59	$ (0.01)	$ (0.12)	$ (0.08)	$ 0.37	$ —	$ 0.37
Weighted average shares outstanding:
Basic	259,709				259,709	—	259,709
Diluted (1)	267,123				276,809	—	276,809

(1)             GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,874K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

						Q4-06
						vs.
						Q4-05			YTD
	Q4-05	Q1-06	Q2-06	Q3-06	Q4-06	% B/(W)	FY 2004	FY 2005	12/31/06
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$110,366	$118,655	$126,599	$134,722	$135,143	22%	$363,720	$417,485	$515,119
Hectorol	20,377	18,904	22,412	25,482	26,562	30%	—	34,515	93,360
Other Renal	—	31	(31)	—	—		—	—	—
Total Renal product and service revenue	130,743	137,590	148,980	160,204	161,705	24%	363,720	452,000	608,479
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	130,743	137,590	148,980	160,204	161,705	24%	363,720	452,000	608,479
Therapeutics
Cerezyme enzyme	232,089	239,009	253,989	252,227	261,811	13%	839,366	932,322	1,007,036
Fabrazyme enzyme	81,538	80,503	89,041	93,170	96,560	18%	209,637	305,064	359,274
Thyrogen hormone	20,823	22,993	23,723	22,396	24,575	18%	63,454	77,740	93,687
Myozyme	1,532	2,051	6,531	20,402	30,254	>100%	257	3,827	59,238
Other Therapeutics	596	77	78	72	183	(69)%	2,205	2,292	410
Total Therapeutics product and service revenue	336,578	344,633	373,362	388,267	413,383	23%	1,114,919	1,321,245	1,519,645
Therapeutics R&D revenue	—	1,000	—	—	68		—	789	1,068
Total Therapeutics	336,578	345,633	373,362	388,267	413,451	23%	1,114,919	1,322,034	1,520,713
Transplant
Thymoglobulin/Lymphoglobuline	34,508	32,860	39,812	37,619	39,250	14%	108,928	127,739	149,541
Other Transplant	11,084	1,406	1,400	1,622	1,997	(82)%	42,125	18,143	6,425
Total Transplant product and service revenue	45,592	34,266	41,212	39,241	41,247	(10)%	151,053	145,882	155,966
Transplant R&D revenue	—	—	—	—	—		310	30	—
Total Transplant	45,592	34,266	41,212	39,241	41,247	(10)%	151,363	145,912	155,966
Biosurgery
Synvisc viscosupplementation product and services	58,366	53,263	63,590	55,930	61,075	5%	88,296	218,908	233,858
Sepra products	17,395	19,415	21,961	21,054	22,908	32%	61,647	68,171	85,338
Other Biosurgery	17,280	17,854	16,849	16,465	16,312	(6)%	55,332	65,953	67,480
Total Biosurgery product and service revenue	93,041	90,532	102,400	93,449	100,295	8%	205,275	353,032	386,676
Biosurgery R&D revenue	—	4	1	—	888		4,241	144	893
Total Biosurgery	93,041	90,536	102,401	93,449	101,183	9%	209,516	353,176	387,569
Diagnostics/Genetics
Diagnostic Products	29,913	29,211	26,299	27,953	31,546	5%	90,955	104,202	115,009
Genetic Testing	56,057	57,452	61,041	61,360	61,004	9%	188,166	222,328	240,857
Total Diagnostics/Genetics product and service revenue	85,970	86,663	87,340	89,313	92,550	8%	279,121	326,530	355,866
Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Diagnostics/Genetics	85,970	86,663	87,340	89,313	92,550	8%	279,121	326,530	355,866
Other
Other product and service revenue	32,099	32,473	36,453	34,910	39,059	22%	74,495	115,993	142,895
Other R&D revenue	4,668	3,681	3,608	3,190	5,046	8%	8,011	19,197	15,525
Total Other	36,767	36,154	40,061	38,100	44,105	20%	82,506	135,190	158,420
Total revenues	$728,691	$730,842	$793,356	$808,574	$854,241	17%	$2,201,145	$2,734,842	$3,187,013

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage and per share amounts)

	Q4-05	Q1-06	Q2-06	Q3-06	Q4-06	Q4-06 vs. Q4-05 % B/(W)	FY 2004	FY 2005	YTD 12/31/06
Revenues:
Total product and service revenue	$724,023	$726,157	$789,747	$805,384	$848,239	17%	$2,188,583	$2,714,682	$3,169,527
Total R&D revenue	4,668	4,685	3,609	3,190	6,002	29%	12,562	20,160	17,486
Total revenues	728,691	730,842	793,356	808,574	854,241	17%	2,201,145	2,734,842	3,187,013
Total product and service gross profit (1)	535,422	559,207	604,414	620,708	649,527	21%	1,599,997	2,082,030	2,433,856
SG&A expense (1)	207,613	230,669	273,480	239,700	266,551	(28)%	599,388	787,839	1,010,400
R&D expense (1)	138,186	152,323	168,941	162,293	166,394	(20)%	391,802	502,657	649,951
Amortization of intangibles	49,494	52,692	52,883	50,542	53,238	(8)%	109,473	181,632	209,355
Purchase of in-process research and development (2)	7,000	—	—	—	552,900	>(100)%	254,520	29,200	552,900
Charge for impaired goodwill (3)	—	—	—	219,245			—	—	219,245
Charge for impaired asset (4)	—	—	—	—	—		4,463	—	—
Operating income (loss)	137,797	128,208	112,719	(47,882)	(383,554)	>(100)%	252,913	600,862	(190,509)
Other income (expenses):
Equity in income (loss) of equity method investments	1,346	2,246	3,854	4,530	5,075	>100%	(15,624)	151	15,705
Minority interest	2,731	2,446	2,750	2,545	2,677	(2)%	5,999	11,952	10,418
Gain (loss) on investments in equity securities (5)	526	7,942	66,967	128	(1,807)	>(100)%	(1,252)	5,698	73,230
Other	(707)	(139)	(319)	(873)	(714)	(1)%	(357)	(1,535)	(2,045)
Investment income	9,194	10,078	12,563	16,760	16,600	81%	24,244	31,429	56,001
Interest expense (6)	(4,615)	(4,438)	(4,035)	(3,772)	(3,233)	30%	(38,227)	(19,638)	(15,478)
Income (loss) before income taxes (1)	146,272	146,343	194,499	(28,564)	(364,956)	>(100)%	227,696	628,919	(52,678)
(Provision for) benefit from income taxes (1)	(39,626)	(45,369)	(60,002)	44,530	96,722	>100%	(141,169)	(187,430)	35,881
Net income (loss) (1)	$106,646	$100,974	$134,497	$15,966	$(268,234)	>(100)%	$86,527	$441,489	$(16,797)
Net income (loss) per share-diluted (1,7,8)	$0.39	$0.37	$0.49	$0.06	$(1.02)	>(100)%	$0.37	$1.65	$(0.06)
Weighted average shares outstanding-diluted (1,7,8)	276,428	276,809	276,312	278,271	262,803	(5)%	234,318	272,224	261,124

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

								YTD
	Q4-05	Q1-06	Q2-06	Q3-06	Q4-06	FY 2004	FY 2005	12/31/06
Total product and service revenue	$724,023	$726,157	$789,747	$805,384	$848,239	$2,188,583	$2,714,682	$3,169,527
As a% of total product and service revenue:
Renagel phosphate binder (including Sevelamer)	15%	16%	16%	17%	16%	17%	15%	16%
Hectorol	3%	3%	3%	3%	3%	0%	1%	3%
Cerezyme enzyme	32%	33%	32%	31%	31%	38%	34%	32%
Fabrazyme enzyme	11%	11%	11%	11%	11%	9%	11%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Myozyme enzyme	0%	0%	1%	3%	3%	0%	0%	2%
Thymoglobulin/Lymphoglobuline	5%	5%	5%	5%	5%	5%	5%	5%
Synvisc viscosupplementation product and services	8%	7%	8%	7%	7%	4%	8%	7%
Sepra products	2%	3%	3%	3%	3%	3%	3%	3%
Diagnostics/Genetics	12%	12%	11%	11%	11%	13%	12%	11%
Other	9%	7%	7%	6%	7%	8%	8%	7%
	100%	100%	100%	100%	100%	100%	100%	100%
Total product and service gross margin	74%	77%	77%	77%	77%	73%	77%	77%
Total revenues	$728,691	$730,842	$793,356	$808,574	$854,241	$2,201,145	$2,734,842	$3,187,013
SG&A expense as a% of total revenue	28%	32%	34%	30%	31%	27%	29%	32%
R&D expense as a% of total revenue	19%	21%	21%	20%	19%	18%	18%	20%
Operating income (loss) as a% of total revenue	19%	18%	14%	(6)%	(45)%	11%	22%	(6)%
(Provision for) benefit from income taxes as a% of profit (loss) before tax	27%	31%	31%	156%	27%	62%	30%	68%
Condensed Consolidated Balance Sheet Information:	12/31/05	3/31/06	06/30/06	09/30/06	12/31/06	12/31/04	12/31/05	12/31/06
Cash and all marketable securities	$1,089,102	$1,201,083	$1,358,240	$1,675,599	$1,285,604	$1,079,454	$1,089,102	$1,285,604
Other current assets (9)	1,179,093	1,212,392	1,392,290	1,319,235	1,370,095	1,082,437	1,179,093	1,370,095
Property, plant and equipment, net	1,320,813	1,370,274	1,458,222	1,513,632	1,610,593	1,310,256	1,320,813	1,610,593
Intangibles, net (3)	3,078,461	3,045,680	3,028,777	2,773,653	2,790,819	2,360,315	3,078,461	2,790,819
Other assets	211,396	198,497	135,342	142,919	126,735	236,959	211,396	126,735
Total assets	$6,878,865	$7,027,926	$7,372,871	$7,425,038	$7,183,846	$6,069,421	$6,878,865	$7,183,846
Current liabilities	$550,023	$515,895	$616,632	$552,091	$667,915	$624,398	$550,023	$667,915
Noncurrent liabilities	1,178,975	1,159,522	1,111,591	1,088,114	853,779	1,064,867	1,178,975	853,779
Stockholders’ equity	5,149,867	5,352,509	5,644,648	5,784,833	5,662,152	4,380,156	5,149,867	5,662,152
Total liabilities and stockholders’ equity	$6,878,865	$7,027,926	$7,372,871	$7,425,038	$7,183,846	$6,069,421	$6,878,865	$7,183,846

Notes:

(1)             Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006. For the year ended December 31, 2006, in accordance with the provisions of FAS 123R, we recorded pre-tax charges for stock compensation expense and related tax benefits:

					YTD
	Q1-06	Q2-06	Q3-06	Q4-06	12/31/06
Cost of products sold	(2,303)	(4,927)	(5,663)	(8,537)	(21,430)
Selling, general and administrative	(19,447)	(52,692)	(24,421)	(25,262)	(121,822)
Research and development	(10,857)	(25,269)	(14,556)	(14,566)	(65,248)
Total pre-tax charges for stock compensation expense	(32,607)	(82,888)	(44,640)	(48,365)	(208,500)
Tax benefit	10,348	27,577	14,312	14,094	66,331
Stock compensation charges, net of tax	(22,259)	(55,311)	(30,328)	(34,271)	(142,169)

Diluted earnings per share and diluted weighted average shares outstanding for all periods of 2006 were computed according to the provisions of FAS 123R.

(2)             Includes charges for the purchase of in-process research and development of $(552,900)K related to our acquisition of AnorMED Inc. in November 2006, $(7,000)K related to our acquisition of gene therapy assets from Avigen, Inc. in December 2005, $(12,700)K related to our acquisition of Bone International, Inc. in July 2005, $(9,500)K related to our acquisition of Verigen AG in February 2005 and $(254,520)K related to our acquisition of ILEX Oncology, Inc. in December 2004.

(3)             Represents the write off of the goodwill related to our Genetics reporting unit. In accordance with FAS 142, “Goodwill and Other Intangible Assets,” we completed the annual impairment tests for our $1.3 billion of net goodwill in the third quarter of 2006 and determined that the fair value of the net assets of our Genetics reporting unit was lower than the carrying value, indicating potential impairment. Based on our analysis, we concluded that the goodwill assigned to our Genetics reporting unit is fully impaired.

(4)             Includes an impairment charge of $(4,463)K recorded in December 2004 to write down the assets of a manufacturing facility in Oklahoma.

(5)             Includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

(6)             In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Interest expense for the year ended December 31, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(7)             All periods, except the three months and the year ended December 31, 2006 and the year ended December 31, 2004, include:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.

For the three months and the year ended December 31, 2006, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive due to our net loss for each of those periods.

For the year ended December 31, 2004, includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock but excludes the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive.

(8)             All periods, except the three months and the year ended December 31, 2006 and the year ended December 31, 2004, reflect the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8. As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690,000K in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(9)             As of June 30, 2006, includes net proceeds receivable of $98,977K related to the portion of our investment in the common stock of Cambridge Antibody Technology Group plc that was liquidated in June 2006. We received these net proceeds in July 2006.

GENZYME 2007 GUIDANCE
($ millions except per share)

	2007 Guidance
DESCRIPTION	Ranges
Renagel	$580	$590
Total Renal	685	705
Cerezyme	1,060	1,075
Fabrazyme	415	425
Myozyme	155	180
Total Therapeutics	1,730	1,790
Total Transplant	185	200
Synvisc	250	265
Total Biosurgery	435	460
Total Diag/Genetics	385	405
Total Other	180	190
TOTAL REVENUE	$3,600	$3,800
**GROSS MARGIN	77%	78%
**SG&A	(1,020)	(1,040)
**R&D	(640)	(650)
Net Interest / Other	55	60
TAX RATE—GAAP	approx.	31%
*TAX RATE—NON-GAAP	approx.	32%
GENZ GAAP EPS	$1.90	$2.00
AMORTIZATION	approx.	$0.49
FAS 123 EXPENSE	approx.	$0.58
CONTINGENT CONVERTIBLE DEBT	approx.	$0.08
**GENZ NON-GAAP EPS	$3.05	$3.15
***WTD AVERAGE SHARES O/S	272	275
CAPITAL EXPENDITURES	$325	$375

This financial guidance, which is provided as part of a press releases dated February 14, 2007, is subject to all of the qualifications and limitations described therein. Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

*                    Non-GAAP tax rate excludes the impact of amortization, one-time events, FIN 46, FAS 123 expense and EITF 04-08.

**             Non-GAAP excludes the impact of amortization, one-time events, FIN 46, FAS 123 expense and EITF 04-08.

***      WTD Average Shares Outstanding excludes the impact of EITF 04-08 .